EXHIBIT 99(b)

OLIN CORPORATION
501 Merritt 7
Norwalk, CT 06856-4500

November 5, 2002

Court Square Capital Limited
In care of Citicorp Venture Capital Limited
399 Park Avenue
New York, NY 10043

Attention:    Thomas F. McWilliams
                     Vice President and Managing Director

Re:    Amendment to Voting Agreement

Dear Mr. McWilliams:

Reference is made to the Voting Agreement dated as of May 7, 2002 (the “Voting Agreement”), between Olin Corporation and Court Square Capital Limited.

Pursuant to Section 9(a) of the Voting Agreement and for good and valuable consideration, the parties hereto agree as follows:

1.    Section 6(a) of the Voting Agreement is hereby amended and restated in its entirety as follows:

(a)  Registration.    Parent shall prepare and file with the Securities and Exchange Commission (the “Commission”) not later than 45 days following the Closing Date a registration statement to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the primary stockholder noted as such on Schedule A (the “Primary Stockholder”) of all the Registrable Securities (as defined below) owned by the Primary Stockholder (the “Registration Statement”) and thereafter use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act not later than 120 days following the Closing Date. The Registration Statement shall be on Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by the Primary Stockholder in accordance with the methods of distribution set forth in the Registration

Statement (such methods of distribution to include underwritten offerings). Parent shall not permit any securities other than Registrable Securities owned by the Primary Stockholder to be included in the Registration Statement. Parent shall use its reasonable best efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (i) the sale of all the Registrable Securities included in the Registration Statement or (ii) the one-year anniversary of the date on which the Registration Statement becomes effective. For purposes of this Agreement, “Registrable Securities” shall mean the shares of Parent Common Stock issued to the Primary Stockholder pursuant to the Merger Agreement and any shares of Parent Common Stock or other securities issued in respect of such shares upon any stock split, stock dividend, merger, consolidation, recapitalization or similar event. Such securities shall cease to be Registrable Securities when (A) a registration statement registering such securities shall have become effective under the Securities Act and such securities have been sold pursuant thereto, (B) such securities shall have been sold under Rule 144 (or successor provision) under the Securities Act, (C) such securities shall have been otherwise transferred to a party that is not an affiliate of the Primary Stockholder and new certificates for them not bearing a legend restricting further transfer shall have been delivered by Parent or (D) such securities shall have ceased to be outstanding.

2.    Section 6(h) of the Voting Agreement is hereby deleted in its entirety.

3.    Sections 9, 10, 11, 12, 13 and 14 of the Voting Agreement are incorporated herein by reference.

Please acknowledge your agreement with the foregoing by executing this letter below and returning one copy to the undersigned.

          OLIN CORPORATION

BY	/S/ JOSEPH D. RUPP
Name: Joseph D. Rupp
Title: President and Chief Executive Officer

COURT SQUARE CAPITAL LIMITED

BY	/S/ WILLIAM COMFORT
Name:
Title: